Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“First Amendment”) is entered into as of the 26th day of May, 2011 by and between Atrion Corporation, a Delaware corporation (the “Company”), and Emile A Battat (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are currently parties to an Amended and Restated Employment Agreement dated as of the August 7, 2006 (the “Employment Agreement”) pursuant to which the Executive is employed by the Company until December 31, 2011; and

WHEREAS, the Executive is no longer serving as the Company's President or Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to extend the term of the Executive's employment by the Company until December 31, 2016 and to modify certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. CAPITALIZED TERMS.  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

2. AMENDMENT TO SECTION 1 OF THE EMPLOYMENT AGREEMENT.  Section 1 of the Employment Agreement is deleted in its entirety and the following is substituted in lieu and instead thereof:

(a) Continuation of Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment by the Company until expiration of the Employment Term (as defined below). The Executive is and will continue to be a senior executive officer of the Company and, subject to his election as a director by the stockholders and his election by the Board as its Chairman of the Board ("Chairman"), the Executive shall serve as Chairman on the terms and conditions hereinafter set forth. The Executive shall perform such duties, and have such powers, authority, functions and responsibilities (commensurate with his position and title) as may be reasonably assigned to him from time to time by the Board which are not (except with the Executive's prior written consent) inconsistent with, and which do not interfere with or detract from, those vested in or being performed by the Executive for the Company.

(b) Duties. During the remainder of the Employment Term, the Executive shall be a full time employee of the Company; provided, however that the Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial affairs and to serve on corporate, civic, not-for-profit, charitable and industry boards and advisory committees. In addition to such duties as may be assigned to him by the Board, consistent with the provisions of Section 1(a) above, the Executive shall provide guidance to the Company's Chief Executive Officer, consult and advise on, and assist with the evaluation, planning and implementation of, corporate strategy and operational matters as requested by the Chief Executive Officer, provide leadership to the Board and preside over meetings of the Company's stockholders and Board.

3. AMENDMENT TO SECTION 2 OF THE EMPLOYMENT AGREEMENT.  Section 2 of the Employment Agreement is deleted in its entirety and the following is substituted in lieu and instead thereof.

2. TERM. The initial term of the Executive's employment under this Agreement shall be for a period of five (5) years from the Commencement Date (the “Initial Term”) and the term shall continue thereafter for an additional five (5) years (the "Renewal Term"). The term of the Executive's employment under this Agreement shall be automatically renewed for additional one (1) year terms (each referred to as an “Additional Term”) at the end of the Renewal Term and at the end of each Additional Term, as the case may be, unless either party delivers written notice of termination to the other at least thirty (30) days prior to the end of the Renewal Term or Additional Term, as the case may be. The Initial Term, the Renewal Term and the Additional Terms together constitute the "Employment Term."

4. AMENDMENT TO SECTION 3(a) OF THE EMPLOYMENT AGREEMENT.  The first sentence of Section 3(a) of the Employment Agreement is deleted in its entirety and the following is substituted in lieu and instead thereof:

The Company shall pay the Executive a base salary (the "Base Salary") of Five Hundred Thousand and No/100 Dollars ($500,000.00) for each calendar year in the Initial Term and of Six Hundred Thousand and No/100 Dollars ($600,000.00) for each calendar year in the Renewal Term.

5. AMENDMENT TO SECTION 4 OF THE EMPLOYMENT AGREEMENT.  Section 4 of the Employment Agreement is amended by adding the following as Section 4(g):

(g) Health Benefits. Notwithstanding any other provision of this Agreement to the contrary, if the provision of any health benefit hereunder would cause any group health plan of the Company to be deemed "discriminatory" under applicable law, and would thereby cause the Company to incur penalties thereunder, then the Company shall have the right unilaterally to amend this Agreement to prevent the group health plan from being discriminatory by eliminating any continued health benefits hereunder or subsidy thereof, other than such continuation coverage as the Executive shall be entitled to under COBRA.

6. AMENDMENT TO SECTION 4(d)(ii)(A) OF THE EMPLOYMENT AGREEMENT.  Section 4(d)(ii)(A) of the Employment Agreement is amended by deleting the phrase "President and Chief Executive Officer" when used therein.

7. AMENDMENT TO SECTION 19 OF THE EMPLOYMENT AGREEMENT.  Section 19 of the Employment Agreement is deleted in its entirety and the following is substituted in lieu and instead thereof:

19. SECTION 409A. The intent of the parties is that this Agreement will be in full compliance with Section 409A of the Code, and in the event that any provision of this Agreement, or any payment of compensation or benefits paid pursuant to this Agreement is determined to be inconsistent with the requirements of Section 409A of the Code, the Company shall reform this Agreement and to the extent necessary to comply therewith and to avoid the imposition of any penalties or taxes pursuant to Section 409A of the Code, provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to the Executive and the original purpose of this Agreement without violating Section 409A of the Code or creating any unintended or adverse consequences to the Executive. Such reformation may include imposition of a six month delay in the payment of certain benefits if the Executive is a “specified employee” under Section 409A of the Code at the relevant time.

8. LEGAL FEES.  The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this First Amendment.

9. FULL FORCE AND EFFECT.  Except as specifically amended herein, all other terms and conditions in the Employment Agreement shall remain unchanged and shall continue in full force and effect.  From and after the date of this First Amendment, any and all references to the Employment Agreement shall refer to the Employment Agreement as hereby amended.

10. MULTIPLE COUNTERPARTS. This First Amendment may be executed in counterparts, each of which for all purposes is to be deemed an original, and both of which constitute, collectively, one agreement, but in making proof of this First Amendment, it shall not be necessary to produce or account for more than one such counterpart.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered as of the date first above written.

ATRION CORPORATION

By:	/s/ David A. Battat
David A. Battat
President and Chief Executive Officer

/s/ Emile A Battat
EMILE A BATTAT